FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            VIRTUALSELLERS.COM, INC.
             (Exact name of Registrant as specified in its charter)
CANADA                                                       36-4205042
(State  or  other  jurisdiction  of                (I.R.S. Employer
incorporation  or organization)                    identification  No.)

                             290 - 171 WATER STREET
                           VANCOUVER, BRITISH COLUMBIA
                                     V6B 1A7
                           TELEPHONE:  (604) 893-1513
                    (Address of Principal Executive Offices)
                    ----------------------------------------
                              EMPLOYMENT AGREEMENT
                            (Full title of the plan)

                             DENNIS SINCLAIR, PH.D.
                 PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
                            VIRTUALSELLERS.COM, INC.
                             290 - 171 WATER STREET
                           VANCOUVER, BRITISH COLUMBIA
                                     V6B 1A7
                           TELEPHONE:  (604) 893-1513
                                 With a copy to:
                          BERNARD PINSKY, CLARK, WILSON
                       SUITE 800 - 885 WEST GEORGIA STREET
                   VANCOUVER, BRITISH COLUMBIA, CANADA V6C 3H1
          TELEPHONE NO.: (604) 643-3153, FACSIMILE NO.: (604) 687-6314
                     (Name and address of agent for service)
                     ---------------------------------------

CALCULATION  OF  REGISTRATION  FEE

                                            Proposed Maximum  Proposed Maximum
Title of Securities        Amount to be     Offering Price    Aggregate Offering  Amount of
to be Registered            Registered         Per Unit             Price          Registration Fee
---------------------   ------------------  ----------------  ------------------   ------------------
Common Stock                     1,000,000  N/A               N/A                 $            64(1)


(1)     The Registration Fee is calculated on the average of the bid and asked price as of September
3,  1999.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
ITEM  1.     PLAN  INFORMATION
The document containing the information specified in Part I of Form S-8 will be sent or given to the employee as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document is not being filed with the Commission, but constitutes (along with the documents incorporated by reference to this Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act. This Registration Statement relates to the offering of a maximum of 1,000,000 common shares (the "Shares") in the capital stock of VirtualSellers.com, Inc. (formerly Suncom Telecommunications Inc.) (the "Registrant"), pursuant to an Employment Agreement dated January 15, 1999 (the "Employment Agreement") between the Registrant and Shannon T. Squyres (the "Employee").
Employment  Agreement  -  General  Information
----------------------------------------------
GENERAL
The Employee has certain skills and expertise required by the Registrant for its operations and due to the Registrant's lack of cash flow, the Employee has agreed to compensation through the issuance of an aggregate of 1,000,000 Shares of the Registrant.
Pursuant to the Employment Agreement, the Shares offered to the Employee shall be free trading upon registration and shall be registered by the Registrant at its expense.
The following is a summary of the basic provisions of the Employment Agreement, which summary does not purport to be complete and is subject in all respects to the provisions of the Employment Agreement, to which reference is made. This summary is modified in its entirety by such reference and does not relate, or give effect, to provisions of statutory or common law.
TERM,  TERMINATION  AND  COMPENSATION
The Employee commenced his employment with the Registrant on January 15, 1999 for a term of twelve (12) months, which term may be extended on or before December 15, 1999 upon thirty (30) days written notice by the Registrant to the Employee.
The Employee may resign at any time on one (1) month written notice to the Registrant, which notice may be waived by the Registrant in its sole discretion. The Registrant may terminate the employment of the Employee at any time for just cause or because of permanent disability by giving written notice to the Employee of the Registrant's intention to terminate the Employment Agreement on the date specified in such notice. The Registrant may also terminate the employment of the Employee without cause at any time upon thirty (30) days written notice.

The Shares shall vest as to 250,000 of the Shares on each of the following dates:
(a)     January  15,  1999;
(b)     April  15,  1999;
(c)     July  15,  1999;  and
(d)     October  15,  1999.
If the Employment Agreement is terminated for any reason or if the Employee resigns, the Shares that have vested at the effective date of termination or resignation shall be deemed to have been earned by the Employee and no reduction or refund shall take place and no claim for any additional shares, compensation, severance or consideration of any kind may be made by the Employee. POSITIONS AND DUTIES
The Employee shall carry out such duties as would customarily be carried out by a Communications Representative in the e-commerce and telecommunications industry.
EXPENSES
The Employee shall be responsible for paying all expenses related to his employment with the Registrant without reimbursement, with the exception of those expenses which, prior to such expenses having being incurred, the President has agreed to reimburse to the Employee. The Employee shall be responsible for supplying his own office at his own expense.
VACATION
The Employee is entitled in each calendar year to four (4) weeks vacation to be taken at such time or times as the Employee may select and as the President may reasonably approve having regard to the business affairs and operations of the Registrant.
ERISA
The Employment Agreement is not subject to the provisions of the Employee Retirement Income Security Act of 1974.
RELATIONSHIP  BETWEEN  ADMINISTRATOR  AND  EMPLOYEE
Other than as set out herein, there is no material relationship between the Employee and the President of the Registrant, who is the administrator under the Employment Agreement. The President is appointed by the directors of the Registrant and serves at their pleasure.

ADDITIONAL  INFORMATION
Additional information about the Employment Agreement and its administrators are available without charge by contacting VirtualSellers.com, Inc., Suite 1000, 120 North LaSalle, Chicago, Illinois, 60602, Attention: The President, Telephone:
(312)  920-9999.
Securities  to  be  Offered
---------------------------
The Registrant has reserved an aggregate of 1,000,000 Shares for issuance under the Employment Agreement. Such number of shares is subject to adjustment from time to time if the Registrant by reason of a consolidation, merger or transfer of assets, reclassifies or changes its outstanding common stock.
All common shares of the Company are of the same class and have the same rights, preferences and limitations. The Shares have the following attributes:
(a) Shareholders are entitled to receive dividends and cash, property or shares when and as declared by the Board of Directors of the Registrant out of funds legally available therefore. There are no limitations on the payment of dividends in any debenture or other agreement;
(b) Shareholders entitled to one (1) vote per share on all matters submitted to a vote of shareholders;
(c) There are no preemptive rights, subscription rights, conversion rights or redemption provisions relating to such common shares and the common shares have no liability to further calls or to assessment by the Registrant;
(d) There are no restrictions on repurchase or redemption of shares by the Registrant; and
(e) In the event of any liquidation, dissolution or winding up of the business of the Registrant, after payment or provision for all debts, obligations  or  liabilities  of  the  Registrant,  the  remaining assets of the
Registrant, if any, available to shareholders shall be distributed equally per share to the holders of the Registrant's common shares.
There are no provisions in the Registrant's charter or by-laws that would delay, defer or prevent a change in control of the Registrant. Pursuant to applicable provisions of the Canada Business Corporations Act ("CBCA"), no right or special right attached to shares issued by the Registrant may be prejudiced, modified or otherwise interfered with under the CBCA or the Memorandum of Articles of the Company unless the members of the class of shareholders affected consents to such action by a separate resolution of the members of that class adopted by at least a majority of seventy-five percent (75%) of the votes cast with respect to the resolution. Under certain circumstances, seventy-five percent (75%) of the votes cast with respect to such resolution may be less than a majority of more than fifty percent (50%) of the total number of shares in that class which are issued and outstanding, since, under the CBCA a quorum for the adoption of such a resolution may generally be lawfully constituted by ten percent (10%) (or less if allowed by the Registrant's Articles of Incorporation) of the total number of shares of such class which are entitled to vote on the issue to which the resolution pertains.
Resale  Restrictions
--------------------
The  Shares,  upon  vesting  to  the  Employee,  will  be  free  trading  upon registration.
Transfer  Agent
---------------
The Transfer Agent for the Registrant's common stock is Liberty Transfer Co., Box 558, Huntington, NY, 11743-0588.
Tax  Consequences
-----------------
As the shares are delivered to the Employee as compensation for services, the value of the Shares will be taxed as revenue in the hands of the Employee under the U.S. tax laws.
Dividends paid on the Shares to the Employee will be subject to withholding tax. The Canada-US Income Tax Convention (1980) (the "Treaty") provides that the normal 25% withholding tax rate is reduced to 15% on dividends paid on shares of a Canadian corporation (such as the Company) to residents of the United States, and also provides for a further reduction of this rate to 5% where the beneficial owner of the dividends is a corporation resident in the United States owning at least 10% of the voting shares of the company paying the dividend. As the Shares are not presently listed on a prescribed stock exchange in Canada, the Employee will be taxable under the Income Tax Act (Canada) (the "ITA") on the disposition thereof, unless an exemption from such tax is available under the Treaty. No tax under the ITA will be payable on a capital gain realized on the Shares disposed of by a US Resident holder by reason of the Treaty unless the value of such securities is derived principally from real property situated in Canada, or the US Resident holder is an individual who was a resident of Canada for one hundred twenty months during any period of twenty consecutive years preceding the sale of the shares and was resident of Canada at some time during the ten years immediately preceding the sale of the shares and the shares (or property for which the shares were substituted in a tax deferred transaction under the ITA) were owned by the individual holder at the time he ceased to be a resident of Canada. However, in such a case, certain transitional relief under the Treaty may be available.
The Employment Agreement is not qualified under section 401(a) of the Internal Revenue Code.
Forfeitures  and  Penalties
---------------------------
If the Employment Agreement is terminated for any reason or if the Employee resigns, the Shares that have vested at the effective date of termination or resignation shall be deemed to have been earned by the Employee and no reduction or refund shall take place and no claim for any additional shares, compensation,
severance or consideration of any kind may be made by the Employee. See "Term, Termination and Compensation" above.
The  Registrant  and  its  Operations
-------------------------------------
The Registrant is a foreign "reporting company" as such term is employed in the Securities Exchange Act of 1934, as amended (the "1934 Act"). It is not listed on any exchange, and its common stock is not eligible for quotation on the NASDAQ Small-Cap Market ("NASDAQ") but is quoted on the NASD's Over-the-Counter "Bulletin Board". The Registrant is subject to the informational requirements of the 1934 Act for foreign issuers, and in accordance therewith files reports and other information with the Commission. Reports, registration statements, proxy statements and other information filed by the Registrant with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
VirtualSellers.com, Inc., formerly known as Suncom Telecommunications Inc., is a consolidator in the call center industry and a provider of eCommerce transaction processing and customer services.
Through its wholly-owned subsidiary, NorthNet Telecommunications, Inc. (dba Northstar Telesolutions), the Registrant operates one call center. The call center provides transaction processing, centralized billing, customer service and dispatch functions for cable companies in the United States. The call center is capable of providing full service customer and technical support, order entry, customer billing, order fulfilment, bill collections and help desk services (the "Call Center Services"). Although currently providing services to a limited number of small cable companies, the Registrant intends to expand the scope of its operations to offer the Call Center Services to other businesses, including eCommerce businesses, Internet service providers, providers of technical help desk support services, property management services, direct broadcast satellite services, and retailers of medical, healthcare and consume products.
In May, 1999, the Registrant completed the acquisition of all of the property, assets and undertaking of VirtualSellers.com, Inc. ("VirtualSellers"). The Registrant will continue to operate VirtualSellers' business under a newly created subsidiary called eCommerce Solutions Inc. (d.b.a. VirtualSellers.com). The business involves the provision of turnkey eCommerce transaction processing and customer services to small and medium sized businesses. With no monthly fees and small set-up charges, VirtualSellers.com can provide these businesses with immediately available, customized, secure and complete eCommerce services so that these businesses can retail their products over the Internet. VirtualSellers.com earns its revenues by charging the businesses a percentage of each transaction conducted over the Internet.

Also in May, 1999, the Registrant acquired all of the property, assets and undertaking of CallDirect Enterprises Inc. ("CallDirect"). The Registrant will continue to operate CallDirect's business as a division of its subsidiary Suncom Telemanagement Inc. CallDirect is a catalogue reseller of telephone related products and will soon be a provider of transaction processing and customer services. The Registrant intends to use the Call Center to provide customer service functions for CallDirect. VirtualSellers.com has developed a website with eCommerce transaction processing capabilities which will enable CallDirect to retail its products over the Internet.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION Upon written or oral request, any of the documents incorporated by reference in
Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in Section 10(a) Prospectus) and other documents required to be delivered to the employee pursuant to Rule 428(b) are available without charge by contacting:
                            VirtualSellers.com, Inc.
                          Ste. 1000, 120 North LaSalle
                            Chicago,  Illinois 60602
                            Attention:  The President
                           Telephone:  (312) 920-9999
                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE
The Registrant hereby incorporates by reference into this Registration Statement the following documents, previously filed with the Commission:
(a) The Registrant's Annual Report on Form 20-F for the fiscal year ended February 28, 1999; and
(b) Proxy Circular Materials for the Registrant's Annual General Meeting held May 5, 1999.
All  reports  and  definitive  proxy or information statements filed pursuant to
Section 13(a), 13(c), 14, or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
ITEM  4.     DESCRIPTION  OF  SECURITIES
Not  applicable

ITEM  5.     INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL
Not  applicable.
ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS
Section 8.01 of Part VIII of the by-Laws of the Registrant contain provisions to limit the liability of directors and officers for the acts, receipts, neglects or defaults of other directors, officers or employees, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title of any property acquired for or on behalf of the Registrant, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Registrant shall be deposited, or for any loss occasioned by an error or judgment or oversight on the part of any officer or director, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of such directors of officers or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the CBCA or from liability for any breach thereof.
Section 8.02 of Part VIII of the By-Laws of the Registrant contain provisions entitling the Registrant's directors and officers to indemnification from all costs, charges, expenses, including any amount paid to settle an action or satisfy a judgment reasonably incurred by such officer or director with respect to any civil, criminal or administrative action or proceeding to which such officer or director is made a party by reason of being or having been an officer or director of the Registrant, provided that:
(a) such director or officer acted honestly and in good faith with a view to the best interests of the Registrant; and
(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his/her conduct was lawful.
The Registrant has also agreed to indemnify such officers and directors in other circumstances as the CBCA permits or requires. In addition, the By-Laws of the Registrant allow for insurance for the benefit of officers and directors of the Registrant against such liabilities and in such amounts as the Board may determine.
Such provisions do not eliminate the personal liability of the Registrant's directors and officers for monetary damages as a result of a breach of fiduciary duty or for any actions or omissions which were not done in good faith.
ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED
Not  applicable.

ITEM  8.     EXHIBITS
Number     Description
------     -----------
4.1 Employment Agreement dated January 15, 1999 between the Registrant and Shannon T. Squyres; and
5.1 Opinion of Clark Wilson, Barristers & Solicitors, with respect to the legality of securities being registered.
ITEM  9.     UNDERTAKINGS
The  undersigned  Registrant  hereby  undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution; and
(2) for the purpose of determining any liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, this day of June, 1999.
VIRTUALSELLERS.COM,  INC.
By:
/s/ Dennis  Sinclair
------------------------
Dennis  Sinclair,  Ph.D.
President,  Chief  Executive  Officer  and  Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
SIGNATURE               TITLE                        DATE
/s/ Raymond  Mol        Director                     June  15,  1999
-----------------
Raymond  Mol
/s/ Evertt  Palmer      Chief  Financial  Officer    June  15,  1999
-----------------
Evertt  Palmer

                                  EXHIBIT INDEX

EXHIBIT NO.     DESCRIPTION                         PAGE
-----------     -----------                         ----
Number     Description
------     -----------
4.1 Employment Agreement dated January 15, 1999 between the Registrant and Shannon T. Squyres; and
5.1 Opinion of Clark Wilson, Barristers & Solicitors, with respect to the legality of securities being registered.